EXHIBIT 99.1

CERTAIN INFORMATION INCLUDED IN THE OFFERING MEMORANDUM DISTRIBUTED TO CONFIRM
SALES OF THE SENIOR NOTES

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      We make “forward-looking statements” throughout this document. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that any future transactions or events described herein will happen as described or that they will happen at all. You should read this document completely and with the understanding that actual future results may be materially different from what we expect. Whether actual events or results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The risks and uncertainties include, but are not limited to the following:

•	we face intense and increasing competition from the satellite and cable television industry, new competitors may enter the subscription television business, and new technologies may increase competition;

•	DISH Network subscriber growth may decrease, subscriber turnover may increase and subscriber acquisition costs may increase;

•	satellite programming signals have been pirated and could be pirated in the future; pirating could cause us to lose subscribers and revenue or result in higher costs to us;

•	programming costs may increase beyond our current expectations; we may be unable to obtain or renew programming agreements on acceptable terms or at all; existing programming agreements could be subject to cancellation;

•	weakness in the global or U.S. economy may harm our business generally, and adverse local political or economic developments may occur in some of our markets;

•	the regulations governing our industry may change;

•	our satellite launches may be delayed or fail, or our satellites may fail in orbit prior to the end of their scheduled lives;

•	we currently do not have traditional commercial insurance covering losses incurred from the failure of satellite launches and/or in-orbit satellites and we may be unable to settle outstanding claims with insurers;

•	service interruptions arising from technical anomalies on satellites or on-ground components of our DBS system, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we may be unable to obtain needed retransmission consents, FCC authorizations or export licenses, and we may lose our current or future authorizations;

•	we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business;

•	we may be unable to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement;

•	sales of digital equipment and related services to international direct-to-home service providers may decrease;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	acquisitions, business combinations, strategic partnerships, divestitures and other significant transactions may involve additional uncertainties;

•	terrorist attacks, consequences of the war in Iraq, and the possibility of war or hostilities relating to other countries, and changes in international political conditions as a result of these events may continue to affect the U.S. and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic reports we and EchoStar Communications Corporation, our ultimate parent company (“ECC”), file with the SEC.

      All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

      You should read carefully the section under the heading “Risk Factors” below. We assume no responsibility for updating forward-looking information contained or incorporated by reference herein.

RISK FACTORS

      You should carefully consider the following risk factors. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, also may become important factors that affect us.

      If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to Our Business

We compete with other subscription television service providers, which could affect our ability to grow and increase earnings.

      We compete in the highly competitive subscription television service industry against other satellite, cable television and other land-based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these operators.

      Directv’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. As a result, our receivers and programming services are less well known to consumers than those of Directv. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to Directv.

      Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the 97% of United States television households in which cable television service was available as of December 31, 2002, approximately 69% subscribed to cable. Cable television operators have advantages relative to us by, among other things, providing service to multiple television sets within the same household at a lesser incremental cost to the consumer, by being able to provide local and other programming in a larger number of geographic areas, and through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high speed internet access, and telephone service on upgraded cable systems. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

      New technologies could have a material adverse effect on the demand for our DBS services. For example, new and advanced local multi-point distribution services are currently being implemented. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital “wireless cable.” Another competitive threat is the potential widespread deployment of fiber-optic cable to homes by cable operators, telephone companies, overbuilders or others. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

      According to SEC filings made by Directv Holdings LLC, as of June 30, 2003, Directv had launched seven high powered DBS satellites, had 46 DBS frequencies that are capable of full coverage of the continental United States, offered more than 800 channels of combined video and audio programming and had approximately 11.6 million subscribers. We believe Directv continues to be in an advantageous position relative to our company with regard to, among other things, certain programming packages, provision of local programming and, possibly, volume discounts for programming offers.

      In addition, News Corporation Ltd., an entity with substantial programming interests, and Hughes Electronics Corporation have reached an agreement whereby News Corporation would acquire control over Hughes. If this transaction receives regulatory clearances and is consummated, it may have an adverse effect on our ability to compete with Directv (for example, because Directv may have preferential access to certain kinds of programming) and may also raise our programming costs.

      Furthermore, other companies in the United States have conditional permits or have leased transponders for a comparatively small number of DBS assignments that can be used to provide service to portions of the United States, and Rainbow DBS Company LLC (an affiliate of one of the largest cable providers in the United States) has recently launched its own DBS satellite. New entrants such as Rainbow DBS may have a competitive advantage over us in deploying some new products and technologies because of the substantial costs we may be required to incur to make new products or technologies available across our installed base of over 9 million subscribers.

Satellite programming signals have been pirated, which could cause us to lose subscribers and revenue.

      The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been compromised and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming commercially uneconomical. We utilize a variety of tools to continue to accomplish this goal. Ultimately, if other measures are not successful, it could be necessary for us to incur significant expense to replace the conditional access card that controls the security of each consumer set-top box. Even if we do replace the conditional access card, we cannot guarantee that the new card will prevent the theft of our satellite programming signals. Furthermore, we cannot assure you that other illegal methods which compromise satellite programming signals will not be developed in the future. If we cannot promptly correct a compromise in our encryption technology, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected.

Increased subscriber turnover or subscriber retention costs could harm our financial performance.

      Our percentage monthly churn for the six months ended June 30, 2003 was approximately 1.51%, compared to our monthly percentage churn for the same period in 2002 of approximately 1.49%. We calculate percentage monthly churn by dividing the number of subscribers who terminate service during the month by total subscribers as of the beginning of the month. We are not aware of any uniform standards for calculating churn and believe presentations of churn may not be calculated consistently by different entities in the same or similar businesses. Impacts from EchoStar’s litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause EchoStar to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to EchoStar’s other services. Particularly, but without limitation, in the event the Court of Appeals rules against EchoStar in its appeal of the Miami District Court’s network litigation injunction, and if EchoStar does not reach private settlement agreements with additional stations, it will attempt to assist subscribers in arranging alternative means to receive network channels. However, EchoStar cannot predict with any degree of certainty how many subscribers might ultimately cancel their primary DISH Network programming as a result of termination of their distant network channels. Those terminations and resulting cancellations could cause a temporary increase in churn and a reduction in average monthly revenue per subscriber.

      Increases in piracy or theft of our signal, or our competitors’ signals, also could cause churn to increase in future periods. In addition, in April 2002, the FCC concluded that our “must carry” implementation methods were not in compliance with the “must carry” rules. If the FCC finds our subsequent remedial actions unsatisfactory, while we would attempt to continue providing local network channels in all markets without interruption, we could be forced by capacity constraints to reduce the number of markets in which we provide local channels. This could cause a temporary increase in churn and a reduction in average monthly revenue per subscriber. Additionally, as the size of our subscriber base continues to increase, even if percentage churn remains constant, increasing numbers of gross new subscribers are required to sustain net subscriber growth.

Increased subscriber acquisition costs could adversely affect our financial performance.

      We generally subsidize the cost and installation of our receiver systems in order to attract new DISH Network subscribers. Our average subscriber acquisition costs were approximately $428 per new subscriber during the six months ended June 30, 2003. Subscriber acquisition costs exclude the costs of receiver system equipment provided to subscribers under our Digital Home Plan lease program. Because we retain ownership of such equipment, we capitalize such costs and depreciate them over the equipment’s useful life. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we continue or expand our current sales promotion activities, such as our recent offering of free digital video recorders, or introduce other more aggressive promotions. Any material increase in subscriber acquisition costs from current levels could have a material adverse effect on our business and results of operations.

We will have substantial debt outstanding after the offering and may incur additional debt, so we may be unable to pay interest or principal on the Notes.

      As of June 30, 2003, on a pro forma basis after giving effect to the partial redemption of our 9 1/8% Senior Notes due 2009, which occurred on September 3, 2003, and the issuance of the Notes, our total debt, including the debt of our subsidiaries, would have been approximately $5.6 billion. As of June 30, 2003, on a pro forma basis after giving effect to the partial redemption of our 9 1/8% Senior Notes due 2009 and the issuance of the Notes, and assuming the application of a portion of the net proceeds from the offering of the Notes to repurchase or redeem all of our 9 3/8% Senior Notes due 2009, our total debt, including the debt of our subsidiaries, would have been approximately $4.0 billion.

      Our debt levels could have significant consequences to you, including:

•	making it more difficult to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to the Notes;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt.

      In addition, we may incur substantial additional debt in the future. The terms of the Indentures relating to the Notes and the indentures relating to our existing senior notes permit us to incur additional debt. If new debt is added to our current debt levels, the related risks we now face could intensify.

We may need additional capital, which may not be available, in order to continue growing, to increase earnings and to make payments on the Notes and our other debt.

      Our ability to increase earnings and to make interest and principal payments on the Notes and our other debt will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

      Funds necessary to meet subscriber maintenance and acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

      In addition to our DBS business plan, EchoStar has conditional licenses and pending FCC applications for a number of fixed satellite service (“FSS”) Ku-band, Ka-band and extended Ku-band satellites as well as five satellites using NGSO spectrum. EchoStar may need to raise additional capital to construct, launch, and insure satellites and complete these systems and other satellites it may in the future apply to operate. There can be no assurance that additional financing will be available on acceptable terms, or at all.

      We also have substantial satellite-related payment obligations. During March 2003, we entered into a satellite service agreement with SES Americom for all of the capacity on an FSS satellite to be located at the 105 degree west orbital location. This satellite is scheduled to be launched during the second half of 2004. We also agreed to lease all of the capacity on an existing in-orbit FSS satellite at the 105 degree orbital location beginning August 1, 2003 and continuing in most circumstances until the new satellite is launched. The ten-year satellite service agreement is renewable by us on a year to year basis following the initial term. We are required to make monthly payments to SES Americom for the period of time we utilize the existing in-orbit FSS satellite and also for the new satellite for the ten-year period following its launch. During August 2003, we exercised our option under the SES agreement to also lease for an initial ten year term all of the capacity on a new DBS satellite at an orbital location to be determined at a future date. We anticipate that this satellite will be launched during the fourth quarter of 2005.

      During July 2003, EchoStar entered into a contract for the construction of EchoStar X, a high-powered DBS satellite. Construction is expected to be completed during 2005. As a result of our recent agreements with SES Americom and EchoStar’s agreement for the construction of EchoStar X, EchoStar’s obligations for payments related to satellites have increased substantially. While in certain circumstances the dates on which EchoStar is obligated to make these payments could be delayed, the aggregate amount due under all of EchoStar’s existing satellite-related contracts, including satellite construction and launch, satellite leases, in-orbit payments to satellite manufacturers and tracking, telemetry and control payments, is expected to be approximately $63.0 million for the remainder of 2003, $90.0 million during 2004, $101.0 million during 2005, $120.0 million during 2006, $105.0 million during 2007 and similar amounts in subsequent years. These amounts include obligations related to satellites owned by subsidiaries of ECC that are not guarantors under the indentures governing the Notes. These amounts will increase further when EchoStar procures and commences payments for the launch of EchoStar X, and would further increase to the extent EchoStar procures insurance for its satellites or contracts for the construction, launch or lease of additional satellites.

Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.

      The FCC grants licenses and related authorizations to DBS operators that meet its legal, technical and financial qualification requirements. These licenses and authorizations are subject to numerous conditions imposed by the FCC, including, among other things, satisfaction of ongoing due diligence obligations, construction milestones, reporting and other requirements. In addition, the FCC must grant approval for the relocation of satellites to different orbital locations or the replacement of an existing satellite with a new satellite.

      All of our FCC licenses are held by EchoStar Satellite Corporation (“ESC”). Generally speaking, all of ESC’s licenses are subject to expiration unless renewed by the FCC, and ESC’s special temporary authorizations are granted for periods of 180 days or less, subject again to possible renewal by the FCC. Moreover, several third parties have opposed, and ESC expects them to continue to oppose, some of ESC’s authorizations and pending and future requests to the FCC for extensions, modifications, waivers and approvals of our licenses. In addition, ESC has not filed, or has not timely filed, certain reports required in connection with its authorizations. The FCC could revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements.

      We have received conditional licenses from the FCC to operate satellites in the Ka-band and the Ku-band, including licenses to operate EchoStar IX, a hybrid Ka/ Ku band satellite at the 121 degree orbital location, and we have several applications pending for satellites that would use Ka-band, extended Ku-band and expansion DBS frequencies. Use of those licenses and conditional authorizations is subject to certain technical and due diligence requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. Our projects to construct and launch Ku-band, extended Ku-band and Ka-band satellites are in various stages of development. Some companies with interests adverse to ours are challenging our licenses, including our conditional license for a Ku-band satellite system at the 83 degree orbital location, which is subject to pending petitions for reconsideration and cancellation.

      Among other things, the FCC has recently changed its system for processing applications, moving to a first-come, first-served process. Since that change became effective, we have filed, and have pending before the FCC, new applications for as many as eight satellites in a number of frequency bands. We cannot be sure that the FCC will accept these applications for filing or that it will grant them after accepting them. Moreover, the cost of building, launching and insuring a satellite can be as much as $250 million or more, and we cannot be sure that we will be able to proceed successfully with the construction and launch of all of the proposed satellites. In addition, in its “first-come, first-served” order, the FCC has established many new rules whose implications are still unclear to us and that may affect us adversely. The FCC has also imposed a $5 million bond requirement for all future satellite licenses, to be forfeited by a licensee that does not meet its diligence milestones for a particular satellite.

      We cannot be certain that the FCC will sustain any of these licenses, that it will grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities. In addition, the construction, completion and launch milestones for our proposed Ku-band satellites at the 83 degree west orbital location has expired. We filed a timely request for the extension of these milestones for our Ku-band system, but there can be no assurance this extension will be granted. With respect to our license for the Ka-band system at the 83 degree orbital location, the FCC requires construction, launch and operation of the satellite system to be completed by June 25, 2005. The FCC has stated that it may cancel our corresponding authorizations if we fail to file adequate reports or to demonstrate progress in the construction of that satellite system. Our Ka-band licenses at the 83 and 121 degree orbital locations allow us to use only 500 MHz of Ka-band spectrum in each direction, while certain other licensees have been authorized to use 1000 MHz in each direction.

      EchoStar recently received a conditional license for three DBS frequencies at 157 degrees west longitude and eight DBS frequencies at 148 degrees west longitude. EchoStar believes it met its bring-into-use requirements at the 157 degree west longitude location by placing EchoStar IV at that location. However, should the available capacity of EchoStar IV diminish further, the FCC might assert that we are not in compliance with the license and therefore risk losing all eleven frequencies.

      EchoStar also owns a 90% interest in VisionStar, Inc., (“VisionStar”) which holds a Ka-band license at the 113 degree orbital location. VisionStar did not complete construction or launch of the satellite by the required milestone deadlines and has requested an extension of those milestones from the FCC. Failure to receive an extension would render the license invalid.

      The holders of DBS authorizations issued after January 19, 1996 must provide DBS service to Alaska and Hawaii where such service is technically feasible from the authorized orbital location, and must provide programming packages reasonably comparable to those offered to the 48 contiguous United States or risk fines or other disciplinary action by the FCC. Our authorizations at the 110 degree orbital location and the 148 degree orbital location were both received after January 19, 1996. While we provide service to Alaska and Hawaii from both the 110 and 119 degree orbital locations, those states have expressed the view that our service should more closely resemble our service to the mainland United States, and otherwise needs improvement. Further, the satellites we currently operate at the 148 degree orbital location are not able to provide service to Alaska and Hawaii. We have received temporary waivers of the service requirement for the 148 degree orbital location subject to several conditions, but the FCC could revoke these waivers at any time.

Certain other Communications Act provisions and recent regulatory developments could affect our business plans.

      Rules Relating to Broadcast Services. The FCC imposes different rules for “subscription” and “broadcast” services. We believe that because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we must comply with regulatory obligations as a broadcast licensee, and certain parties have requested that we be treated as a broadcaster. If the FCC determines that we are a broadcast licensee, it could require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription television service providers.

      Under a requirement of the Cable Act, the FCC imposed public interest requirements on DBS licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming for which we must charge programmers below-cost rates and for which we may not impose additional charges on subscribers. This could displace programming for which we could earn commercial rates and could adversely affect our financial results. The FCC has generally not reviewed all aspects of our methodology for processing carriage requests, computing the channel capacity we must set aside or determining the rates that we charge public interest programmers, and we cannot be sure that, if the FCC were to review these methodologies, it would find them in compliance with the public interest requirements.

      The FCC has also commenced a proceeding regarding distribution of high-speed Internet access services and interactive television services. We cannot be sure that the FCC will not ultimately impose open access obligations on us, which could be very onerous, and could create a significant strain on our capacity and ability to provide other services.

      The FCC has concluded a rulemaking which seeks to streamline and revise its rules governing DBS operators. This rulemaking involved many proposed DBS rules. In doing so, the FCC clarified its geographic service requirements to introduce a requirement that we provide programming packages to residents of Hawaii and Alaska that are “reasonably comparable” to what we offer in the contiguous 48 states. We cannot be sure that this requirement will not affect us adversely by requiring us to devote additional resources to servicing these two states.

      Certain Other Proceedings. The FCC recently allocated additional expansion spectrum for DBS services commencing in 2007, which could create significant additional competition in the market for subscription television services. EchoStar filed applications for such spectrum during March 2002. We cannot be sure the FCC will grant these applications.

      The FCC has adopted rules that allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as direct broadcast satellite and Ku-band-based fixed satellite services. In the same rulemaking, the FCC authorized use of the DBS spectrum that we use by another terrestrial consumer service originally proposed by Northpoint Technology, Ltd. The FCC currently intends to auction the licenses for the new terrestrial service during January 2004. There can be no assurance that these additional operations in the DBS band will not interfere with our operations.

      During April 2002, SES Americom, Inc. requested a declaratory ruling that it is in the public interest for SES Americom to offer satellite capacity for third party direct-to-home services to consumers in the United States and certain British Overseas Territories in the Caribbean. SES Americom proposes to employ a satellite licensed by the Government of Gibraltar to operate in the same uplink and downlink frequency bands as us, from an orbital position located in between two orbital locations where EchoStar and Directv have already positioned satellites. Directv, which opposes SES’s petition, has itself filed a petition for rulemaking for standards to permit such 4.5 degree spacing. We believe in general that 4.5 degree spacing is feasible, and we have ourselves filed applications for satellites located 4.5 degrees from existing DBS satellites. Such narrow spacing does, however, present risks of interference with current DBS operations.

      The FCC has recently adopted the so-called “plug and play” standard for compatibility between digital television sets and cable systems. That standard was developed through negotiations involving the cable and consumer electronics industries but not us, and we are concerned that it favors cable systems. It is too early to fully assess the risks to us from the adoption of this standard.

We may be unable to manage rapidly expanding operations.

      If we are unable to manage our growth effectively, it could have a material adverse effect on our business and results of operations. To manage our growth effectively, we must, among other things, continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third-party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to manage growth effectively, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our business and results of operations.

We cannot be certain that we will sustain profitability.

      Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $32 million and $18 million for the years ended December 31, 2001 and 2002, respectively, we can provide no assurance that we will be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters.

Our satellites are subject to risks related to launch.

      Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than two years, and to obtain other launch opportunities. Such significant delays could materially adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities. In addition, the occurrence of future launch failures may materially adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. See “— We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.”

Our satellites are subject to significant operational risks.

      Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturer’s errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.

      Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we cannot assure you that we will not experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

      Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers for our direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all.

      EchoStar I and EchoStar II are both Series 7000 class satellites designed and manufactured by Lockheed Martin Corporation. While both of those satellites are currently functioning properly in orbit, a similar Lockheed Series 7000 class satellite owned by Loral Skynet recently experienced total in-orbit failure. We currently do not have sufficient information available to reach any conclusions as to whether other satellites of the Series 7000 class, including EchoStar I and EchoStar II, might be at increased risk of suffering a similar malfunction. EchoStar I and EchoStar II are currently located at the 148 west orbital location.

      Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites.

      Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business.

Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.

      Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion. Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.

      In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, we cannot assure you that this use would not adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.

We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.

      As a result of the failure of EchoStar IV’s solar arrays to fully deploy and the failure of 38 transponders to date, a maximum of 6 of the 44 transponders (including spares) on EchoStar IV are available for use at this time. In addition to transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future. EchoStar IV is currently located at the 157 degree orbital location.

      In September 1998, we filed a $219.3 million insurance claim for a total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate substantially identical policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million.

      The insurance carriers offered us a total of approximately $88.0 million, or 40.0% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers assert, among other things, that EchoStar IV was not a total loss, as that term is defined in the policy, and that we did not abide by the exact terms of the insurance policies. We strongly disagree and filed arbitration claims against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. Due to individual forum selection clauses in certain of the policies, we are pursuing our arbitration claim against Ace Bermuda Insurance Ltd. in London, England, and our arbitration claims against all of the other insurance carriers in New York, New York. The New York arbitration commenced on April 28, 2003, and hearings were held for two weeks. The arbitration resumed on September 16, 2003. The parties to the London arbitration have agreed to stay that proceeding pending a ruling in the New York arbitration. There can be no assurance that we will receive the amount claimed in either the New York or the London arbitrations or, if we do that we will retain title to EchoStar IV with its reduced capacity.

      At the time we filed our claim in 1998, we recognized an initial impairment loss of $106.0 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. We will have to reduce the amount of this receivable if a final settlement is reached for less than this amount. In addition, during 1999, we recorded an impairment loss of approximately $16.0 million as a charge to earnings to further write-down the carrying value of the satellite.

      As a result of the thermal and propulsion system anomalies, we reduced the estimated remaining useful life of EchoStar IV to approximately four years during January 2000. We will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

      The indentures related to certain of our senior notes contain restrictive covenants that require us to maintain satellite insurance with respect to at least half of the satellites we own or lease. Eight of EchoStar’s nine in-orbit satellites are currently owned by ESC. As of June 30, 2003, insurance coverage or balance sheet reserves were required for at least four of our eight satellites. The launch and/or in-orbit insurance policies for EchoStar I through EchoStar VIII have expired. We have been unable to obtain in-orbit insurance on any of these satellites on terms acceptable to us. As a result, we are currently self-insuring these satellites. To satisfy insurance covenants related to our senior notes, we have reclassified an amount equal to the depreciated cost of four of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of June 30, 2003, cash reserved for satellite insurance totaled approximately $135.2 million. The reclassifications will continue until such time, if ever, as we again insure our satellites, or until the covenants requiring the insurance are no longer applicable.

Complex technology used in our business could become obsolete.

      Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We may not be able to successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

      Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We and our suppliers may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. We may also be at a competitive disadvantage in developing and introducing complex new products and technologies because of the substantial costs we may incur in making these products or technologies available across our installed base of over 9 million subscribers. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after substantial research and development costs, one or more of the technologies under our development or any of our strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system or other satellite services may occur that could materially adversely affect our ability to generate revenue, offer new services and remain competitive.

      Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially adversely affected.

We depend on a small number of receiver manufacturers.

      Sanmina-SCI Corporation (formerly known as SCI Systems, Inc.), a high-volume contract electronics manufacturer, is the primary manufacturer of our receiver systems. JVC, Thomson Multimedia, S.A. and Celetron USA, Inc. also manufacture some of our receiver systems. If our vendors are unable for any reason to produce receivers in quantities sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our technology business unit, and adversely affect our results of operations.

We rely on key personnel.

      We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer. The loss of Mr. Ergen or of certain other key executives could have an adverse effect on our business. We do not maintain “key man” insurance. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have employment agreements with any of them.

Our parent is controlled by one principal stockholder.

      We are a 100% owned indirect subsidiary of ECC. Charles W. Ergen, ECC’s Chairman and Chief Executive Officer, currently beneficially owns approximately 50% of ECC’s total equity securities and possesses approximately 91% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of ECC’s directors and to control all other matters requiring the approval of its stockholders.

We may not be aware of certain foreign government regulations.

      Because regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially adversely affect our ability to operate in that country. We cannot assure you that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.

      We, our customers and companies with which we do business may be required to have authority from each country in which we or they provide services or provide our customers use of our satellites. Because regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.

      Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.

      We cannot assure you that we are aware of all intellectual property rights that our products may potentially infringe. In addition, the prosecutions histories of patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

      We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently being sued in patent infringement actions by, among others, Starsight Telecast, Inc. and Gemstar. We cannot be certain the courts will conclude these entities do not own the rights they claim, our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

Our local programming strategy faces uncertainty.

      The Satellite Home Viewer Improvement Act of 1999, or SHVIA, generally gives satellite companies a statutory copyright license to retransmit local-into-local network programming, subject to obtaining the retransmission consent of the local network station. If we fail to reach retransmission consent agreements with broadcasters who so elect, we cannot carry these broadcasters’ signals. This could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. SHVIA requires broadcasters to negotiate retransmission consent agreements in good faith. The FCC has promulgated rules governing broadcasters’ good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. While we have been able to reach retransmission consent agreements with most local network stations in markets where we currently offer local channels by satellite, any additional roll-out of local channels in more cities will require more agreements, and we cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.

“Must carry” will negatively affect our ability to offer local network stations.

      SHVIA has imposed “must carry” requirements on DBS providers and these requirements have been upheld as constitutional by the courts. The FCC has adopted detailed “must carry” rules covering both commercial and non-commercial broadcast stations. These rules generally require that satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas where they choose to offer local programming, not just the four major networks. Since we have limited capacity, the number of markets in which we can offer local programming is reduced by the “must carry” requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our business operations generally. Several “must carry” complaints by broadcasters against us are pending at the FCC. The FCC has ruled against us in certain of these proceedings, and we cannot be sure that the FCC will not rule against us in other pending or future proceedings. Such a ruling could result in a decrease in the number of local areas where we can offer local network programming. This in turn could increase churn in those markets and preclude us from offering local network channels in new markets, thereby reducing our competitiveness.

      Furthermore, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit our use of a two-dish solution to comply with the “must carry” requirements. In fact, the National Association of Broadcasters and Association of Local Television Stations filed an emergency petition during January 2002 asking the FCC to modify or clarify its rules to prohibit or hamper our compliance plan. In response, during April 2002, a bureau of the FCC issued a declaratory ruling and order finding that our compliance plan violated certain provisions of SHVIA and the FCC’s “must carry” regulations. Challenges to the April 2002 order have been filed by various parties, including one by us, and are presently pending. During April 2002, the bureau also issued an order granting in part numerous complaints filed against us by individual broadcast stations that claimed violations of the “must carry” requirements similar to those addressed in the prior April 2002 order. Depending upon the ultimate outcome of these proceedings (including the extent to which our compliance reports are accepted), further orders by the bureau or by the FCC itself could result in a decrease in the number of local areas where we will offer local network programming until new satellites are launched. This, in turn, could significantly increase the churn of subscribers in those areas where local network programming is no longer offered and impair our ability to gain new subscribers in those areas, which could materially adversely affect our financial performance. Under the “must carry” rules, we could also be exposed to court actions and may be subject to damage claims if EchoStar is found by any court to have violated the “must carry” requirements, which could materially adversely affect our financial position.

      In addition, while the FCC has decided for now not to impose on satellite carriers “must carry” for high definition television stations or dual digital/analog carriage obligations — i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal (whether analog or standard definition digital) for each station, the FCC still has pending rulemaking proceedings on these matters. We cannot be sure that these proceedings will not result in further, even more onerous, digital carriage requirements.

Impediments to retransmission of distant broadcast signals; our distant programming strategy faces uncertainty.

      The Copyright Act, as amended by SHVIA, permits satellite retransmission of distant network channels only to “unserved households.” An example of a distant station retransmission is a Los Angeles network station retransmitted by satellite to a subscriber in the state of Virginia. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity (“Grade B” intensity) from a local station affiliated with the same network. In February 1999, the FCC released a report and order on these matters. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity at particular households. In addition, SHVIA instructed the FCC to establish a predictive model based on the model it had endorsed in February 1999, and also directed the FCC to ensure that its predictive model takes account of terrain, building structures and other land cover variations. The FCC issued a report and order that does not adjust the model to reflect such variations for any VHF stations. Failure to account for these variations could hamper our ability to retransmit distant network and superstation signals.

      SHVIA has also established a process whereby consumers predicted to be served by a local station may request that this station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. If the waiver request is denied, SHVIA entitles the consumer to request an actual test, with the cost to be borne by either the satellite carrier, such as us, or the broadcast station depending on the results. The testing process required by the statute can be very costly. The FCC staff has informally raised questions about how we implement that process. We can provide no assurance that the FCC will not find that our implementation of the process is not in compliance with these requirements. Furthermore, the FCC has identified a third party organization to examine and propose tester qualifications and other standards for testing. We cannot be sure that this decision will not have an adverse effect on our ability to test whether a consumer is eligible for distant signals.

      In addition, SHVIA has affected, and continues to affect us, adversely in several other respects. The legislation prohibits us from carrying more than two distant signals for each broadcasting network and leaves the FCC’s Grade B intensity standard unchanged without future legislation. The FCC released a report recommending that only minor changes be made to the Grade B standard, a recommendation that is unfavorable to us. In addition, the FCC rules mandated by SHVIA require us to delete substantial programming (including sports programming) from these signals. Although we have implemented certain measures in our effort to comply with these rules, these requirements have significantly hampered, and may further hamper, our ability to retransmit distant network and superstation signals, and the burdens from the rules upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system. The FCC has substantially denied our request for a reconsideration of these rules to make them less burdensome.

      Furthermore, the statutory license for retransmitting distant stations is set to expire on December 31, 2004, and we cannot be sure that Congress will extend that license. If the license is not extended, we will effectively be unable to retransmit distant stations altogether.

TV networks oppose our strategy of delivering distant network signals.

      Until July 1998, EchoStar obtained feeds of distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the U.S. District Court for the Southern District of Florida entered a nationwide permanent injunction requiring that provider to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

      In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in the United States District Court for the District of Colorado. EchoStar asked the Court to find that its method of providing distant network programming did not violate SHVIA and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate association groups filed a complaint against EchoStar in Miami Federal Court alleging, among other things, copyright infringement. The Court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami Federal Court. While the networks did not claim monetary damages and none were awarded, they are seeking attorney fees in excess of $6.0 million. It is too early to make an assessment of the probable outcome of the plaintiff’s fee petition.

      In February 1999, the networks filed a Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding against Directv, Inc. in Miami related to the delivery of distant network channels to Directv customers by satellite. Directv settled that lawsuit with the networks. Under the terms of the settlement between Directv and the networks, some Directv customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other Directv customers were to be disconnected by December 31, 1999. Subsequently, substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although we do not know if they adhered to this schedule.

      In April 2002, EchoStar reached a private settlement with ABC, Inc., one of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. In November 2002, EchoStar reached a private settlement with NBC, another of plaintiffs in the litigation and jointly filed a stipulation of dismissal. EchoStar has also reached private settlements with a small number of independent stations and station groups. EchoStar was unable to reach a settlement with six of the original eight plaintiffs — CBS, Fox, or the associations affiliated with each of the four networks.

      The trial took place during April 2003 and the Court issued its final judgment in June 2003. The District Court found that with one exception EchoStar’s current distant network qualification procedures comply with the law. EchoStar has revised its procedures to comply with the District Court’s Order. Although the plaintiffs asked the District Court to enter an injunction precluding us from selling any local or distant network programming, the District Court refused.

      However, the District Court’s injunction does require EchoStar to use a computer model to requalify, as of June 2003, all of its subscribers who receive ABC, NBC, CBS or Fox programming by satellite from a market other than the city in which the subscriber lives. The Court also invalidated all waivers historically provided by network stations. These waivers, which have been provided by stations for the past several years through a third party automated system, allow subscribers who believe the computer model improperly disqualified them for distant network channels, to none-the-less receive those channels by satellite. Further, even though the SHVIA provides that certain subscribers who received distant network channels prior to October 1999 can continue to receive those channels through December 2004, the District Court terminated the right of EchoStar’s grandfathered subscribers to continue to receive distant network channels.

      EchoStar filed a notice of appeal of the District Court’s decision and asked the Court of Appeals to stay, until ECC’s appeal is decided, the September 22, 2003 date by which EchoStar had been ordered to terminate distant network channels to all subscribers impacted by the District Court’s decision. On August 13, 2003, the Court of Appeals granted EchoStar’s motion for a stay of the District Court’s injunction pending appeal. It also ordered that all briefs on the appeal be completed by October 17, 2003, and that an expedited oral hearing be scheduled thereafter. It is not possible to predict how the Court of Appeals will rule on the merits of EchoStar’s appeal.

      In the event the Court of Appeals rules against EchoStar on appeal, and if EchoStar does not reach private settlement agreements with additional stations, it will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, EchoStar can not predict with any degree of certainty how many subscribers might ultimately cancel their primary DISH Network programming as a result of termination of their distant network channels. Termination of distant network programming to subscribers would result in a reduction in average monthly revenue per subscriber and a temporary increase in churn.

We depend on the Cable Act for access to others’ programming.

      We purchase a substantial percentage of our programming from cable-affiliated programmers. The Cable Act’s provisions prohibiting exclusive contracting practices with cable affiliated programmers have been extended from October 2002 to October 2007, but this extension could be reversed. Upon expiration of those provisions, many popular programs may become unavailable to us, causing a loss of customers and adversely affecting our revenues and financial performance. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. We believe that the FCC generally has not shown a willingness to enforce the program access rules strictly. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to programming from programmers that are affiliated with the cable system operators.

      Affiliates of certain cable providers have denied us access to sports programming they feed to their headends terrestrially, rather than by satellite. Those cable providers assert that program access laws, which generally require cable operators to make programming they control available to us, do not apply to that terrestrially fed content. Challenges to this interpretation of the program access rules have not been successful. To the extent that cable operators deliver additional programming terrestrially in the future, they may assert that this additional programming is also exempt from the program access laws. These restrictions on our access to programming could materially adversely affect our ability to compete in regions serviced by these cable providers.

We depend on others to produce programming.

      We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, programming costs may continue to increase. We may be unable to pass programming costs on to our customers which could have a material adverse effect on our business and results of operations.

We depend on independent retailers to solicit orders for DISH network services.

      While we sell receiver systems and programming directly, independent retailers are responsible for most of our sales. We also sell EchoStar receiver systems through nationwide retailers and certain regional consumer electronic chains. If we are unable to continue our arrangements with these retailers, we cannot guarantee that we would be able to obtain other sales agents, thus adversely affecting our business.

There may be risks relating to our prior use of Arthur Andersen LLP as our independent public accountants.

      Our 2001 and 2000 audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2002, were audited by Arthur Andersen LLP. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charges in early 2002 and was subsequently convicted of these charges. Arthur Andersen LLP has since ceased performing audits of public companies. The report of Arthur Andersen LLP covers our financial statements as of and for the two years ended December 31, 2001, and the report included in our 2002 Form 10-K is a copy of the audit report previously issued by Arthur Andersen LLP in connection with our annual report on Form 10-K for the year ended December 31, 2001. Arthur Andersen LLP has not reissued such report. The conviction of Arthur Andersen LLP on obstruction of justice charges may adversely affect its ability to satisfy any claims that might arise in the future from its prior provision of auditing services to us, which may limit the rights of investors in our securities, including the Notes.